Exhibit (a)(1)(i)

ACP Strategic Opportunities Fund II, LLC
150 N. Radnor Chester Rd., Suite C-220
Radnor, PA 19087
(610) 688-4180

ACP Strategic Opportunities Fund II, LLC
Offer to Repurchase  as of March 31, 2013
Up to 25% of the ACP Strategic Opportunities Fund II, LLC’s Issued and Outstanding Units of Beneficial Interest at Net Asset Value

All requests to have Units repurchased must be RECEIVED by Pinnacle Fund Administration in proper form no later than
12:00 midnight Eastern time on February 1, 2013
unless the Offer to Purchase is extended

January 1, 2013

Dear Investor:

This notice is to inform you about ACP Strategic Opportunities Fund II, LLC’s (the “Master Fund”) offer to repurchase up to twenty-five percent (25%) of the outstanding units of beneficial interest (“Units”) of the Master Fund pursuant to tenders by its investors (“Investors”).  If you desire to tender all or a portion of your Units in the Master Fund, you must do so by 12:00 midnight Eastern time on February 1, 2013, unless extended (the “Expiration Date”), upon the terms and conditions contained in the Offer to Purchase and Letter of Transmittal, which as amended or supplemented from time to time constitute the repurchase offer (the “Repurchase Offer”).  (As used in this Repurchase Offer, the term “Interest” or “Units,” as the context requires, refers to the beneficial Units of the Master Fund.)

The Repurchase Offer is intended to provide Investors with a source of liquidity for their Units, as Units of the Master Fund are not redeemable daily for cash nor are they traded on a stock exchange.  Investors can offer all or a portion of their Units for repurchase only during one of the Master Fund’s repurchase offers.  IF YOU ARE NOT INTERESTED IN SELLING ANY OF YOUR UNITS AT THIS TIME, YOU DO NOT HAVE TO DO ANYTHING AND CAN DISREGARD THIS NOTICE.  We will contact you prior to the next repurchase offer.

The repurchase price (“Repurchase Price”) is an amount equal to the net asset value of the Units as of the close of the regular trading session of the New York Stock Exchange on March 31, 2013 (the “Net Asset Value Determination Date”).  An Investor may expect to receive the Repurchase Price for every Unit tendered and accepted, in cash, without interest. Investors should realize that the value of the Units tendered in this Repurchase Offer likely will change between February 1, 2013 and March 31, 2013 (the date when the value of the Units tendered for repurchase will be determined). Investors tendering their Units should also note that they will remain Investors in the Master Fund, with respect to their Units tendered and accepted for purchase by the Master Fund, through March 31, 2013.  Any tendering Investors that wish to obtain the estimated net asset value of their Units should contact the Investment Manager, Ascendant Capital Partners, LP, at the number provided below, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern time)

If you wish to sell all or a portion of your Units during this tender period, you can do so in one of the following ways:

1.
If your Units are held in your own name (please refer to your account statement), you can complete the attached Letter of Transmittal and return it to the Master Fund’s Administrator, Pinnacle Fund Administration, together with any required signature guarantees and any other documents required by the Letter of Transmittal, by the Expiration Date (12:00 midnight Eastern time on February 1, 2013 unless extended).

2.
If your Units are held for you by a financial intermediary such as a broker, dealer, commercial bank, trust company, retirement plan trustee or other nominee (collectively, “Financial Intermediary”), you should contact your Financial Intermediary to tender such Units.  The Financial Intermediary may charge a transaction fee for processing your repurchase request.

The Master Fund’s Board of Directors unanimously approved the Repurchase Offer.  However, neither the Master Fund nor the Board of Directors makes any recommendation to any Investor as to whether to participate in the Repurchase Offer.  Investors are urged to evaluate carefully all information in the Offer to Purchase and Letter of Transmittal, consult their own financial and tax advisors and make their own decision whether or not to tender Units for repurchase.  If you have any questions, contact your financial advisor or you can call Ascendant Capital Partners, LP at (610) 688-4180.

Sincerely,

ACP Strategic Opportunities Fund II, LLC